Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER SYSTEM BOARD OF DIRECTORS AUTHORIZES
STOCK REPURCHASE PROGRAM

     MIAMI, October 2, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, announced today that its Board of Directors has authorized a two-year share repurchase program intended to mitigate, in part, the dilutive impact of shares issued under the Company’s various employee stock option and employee stock purchase plans.

     Under the program, management is authorized to purchase shares of common stock in a dollar amount not to exceed the proceeds generated from the issuance of common stock to employees under the Company’s various employee stock option and stock purchase plans since January 1, 2003. As of August 31, 2003, this amount was approximately $22.7 million.

     The program, which extends through September 30, 2005, limits aggregate share repurchases to no more than $90 million. Share repurchases will be made periodically in open-market transactions using the Company’s working capital, and are subject to market conditions, legal requirements and other factors. As of August 31, 2003, the Company had 63.6 million shares of common stock outstanding.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2003 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

Note: Certain statements included in this press release are “forward -looking statements” under the Federal Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s intention to repurchase shares of its common stock from time to time under the share repurchase program, the timing and amount of any repurchased shares and the offsetting dilutive effect of the share repurchase program. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sales of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, fluctuations in the market price of the Company’s common stock and changes in general economic conditions. More detailed information about these factors and other risks affecting the Company are set forth in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002 and the most recent quarterly reports on Form 10-Q. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter the forward-looking statements, whether as a result of new information, future events or otherwise.

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